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                                                  FILED PURSUANT TO RULE 424b(2)
                                                      REGISTRATION NO. 333-51472

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 9, 2001)

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                     362,000 SHARES OF CLASS A COMMON STOCK

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     On January 10, 2001, we issued 362,000 shares of our Class A common stock to The Bank of New York, our transfer agent, in payment of a dividend on shares of our 6.75% Redeemable Cumulative Convertible Preferred Stock. The Bank of New York resold the shares on the New York Stock Exchange at prevailing market prices, realizing gross proceeds of $5,800,724 ($16.0241 per share). BNY ESI & Co., Inc., an affiliate of The Bank of New York, received a broker's commission of $10,860 ($0.03 per share) in connection with such sales. The net proceeds of $5,789,671 ($15.9936 per share) will be applied to the payment of dividends to holders of our outstanding shares of 6.75% Redeemable Cumulative Convertible Preferred Stock.

     AN INVESTMENT IN OUR PREFERRED STOCK AND OUR CLASS A COMMON STOCK INVOLVES RISKS. PLEASE REFER TO THE SECTION "RISK FACTORS" ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is January 10, 2001.